UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2012

Digital Domain Media Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-35325	27-0449505
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10250 SW Village Parkway, Port St. Lucie, Florida	34987
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (772) 345-8000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 17, 2012, Digital Domain Media Group, Inc. (the “Company”), its wholly owned subsidiary, Digital Domain Media Group (Middle East) FZ-LLC (“DDMG (Middle East)”), and twofour54 FZ-LLC (“twofour54”), an Abu Dhabi government-backed media and entertainment company, entered into a Co-Operation Agreement (the “Co-Operation Agreement”) relating to the development and operation of a production studio and digital media institute in Abu Dhabi, U.A.E., pursuant to which twofour54 is to provide the Company with up to US$100,000,000 in grants of cash and long-term nominal-cost leases of production facilities.

Under the terms of the Co-Operation Agreement, twofour54 is to make available to the Company a cash grant from the Abu Dhabi government in the aggregate amount of up to US$50,000,000 as a direct reimbursement of operating costs and, generally, to support the Company in establishing operations in Abu Dhabi.  Funds from such grant will be provided to the Company as needed during the first six years of the Company’s operations in Abu Dhabi, on a dollar-for-dollar spent basis, reimbursed quarterly in arrears. twofour54 will also construct a production studio for the Company at a planned multi-company media zone adjacent to Yas Island in Abu Dhabi.  The production studio is planned to be approximately 150,000 sq. ft. and is targeted for delivery by the end of 2015.  Until such production studio is completed, twofour54 will provide the Company with temporary production facilities.

The parties will enter into a 50-year lease with respect to such temporary production facilities and permanent production studio, with the rental payments therefor to be covered by twofour54 for the first 15 years of the term of the lease, subject to the Company maintaining, among other things, the following minimum staffing levels in Abu Dhabi in connection with the Company’s media production-related activities:

•          an average headcount of not less than 250 personnel throughout the third year of the term of the Co-Operation Agreement;

•          an average headcount of not less than 300 personnel throughout the fourth year of the term of the Co-Operation Agreement;

•          an average headcount of not less than 350 personnel throughout the fifth year of the term of the Co-Operation Agreement;

•          an average headcount of not less than 400 personnel throughout the sixth year of the term of the Co-Operation Agreement; and

•          an average headcount of not less than 500 personnel throughout each year of the term of the Co-Operation Agreement thereafter.

If the Company fails to achieve or maintain such staffing levels, the Company will be responsible during the applicable annual periods within the first 15 years of the lease for a portion of the market rental rate for such facilities as set in the Media Zone-Abu Dhabi, as follows:

•            25% of such rate if the Company fails to achieve and maintain at least 95% of the applicable staffing target level;

•            50% of such rate if the Company fails to achieve and maintain 50% of the applicable staffing target level; and

•            100% of such rate if the Company fails to achieve and maintain at least 25% of the applicable staffing level.

After the first 15 years of the lease term, the annual rent payments under the lease are set at US$1.00.  The parties to the Co-Operation Agreement have imputed a value of US$50,000,000 to the long-term lease at nominal cost to the Company.  Within 18 months after execution and delivery of the Co-Operation Agreement, the Company is also required to establish in the Media Zone — Abu Dhabi a campus of Digital Domain Institute, the Company’s for-profit digital media educational institute, with student intake for such campus targeted at certain agreed-upon levels.

In connection with the Co-Operation Agreement, the parties are to enter into an escrow agreement to establish a capital expenditure reserve fund, pursuant to which the Company will deposit US$19,000,000 into an escrow account in a neutral country jurisdiction, as a demonstration of the Company’s commitment to a long-term capital investment in Abu Dhabi.  The monies so deposited by the Company (and the interest earned thereon) will be released to fund the payment of the Company’s capital and operating expenditures in Abu Dhabi in accordance with the following schedule:

•            US$7,000,000 at the beginning of the fourth year of the term of the Co-Operation Agreement;

•            US$4,000,000 at the beginning of the fifth year of the term of the Co-Operation Agreement;

•            US$3,000,000 at the beginning of the sixth year of the term of the Co-Operation Agreement;

•            US$3,000,000 at the beginning of the seventh year of the term of the Co-Operation Agreement; and

•            US$2,000,000 at the beginning of the eighth year of the term of the Co-Operation Agreement.

The mutual obligations of the parties as summarized above are conditioned upon the satisfaction on or before June 14, 2012 of certain conditions precedent specified in Clause 2 of the Co-Operation Agreement, including, without limitation, DDMG (Middle East) obtaining all necessary governmental and regulatory clearances, approvals, licenses and permits to operate and conduct business in the Media Zone-Abu Dhabi.

On May 21, 2012, the Company issued a press release announcing the Company’s entry into the Co-Operation Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.  The foregoing summary and the description of the Co-Operation Agreement contained in the above-referenced press release are only summaries, do not purport to be complete and are qualified in their entirety by the complete text of the Co-Operation Agreement itself.  The Company intends to file the Co-Operation Agreement as an exhibit to a subsequent filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 as required by the applicable rules of the Securities and Exchange Commission.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 21, 2012, issued by the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Domain Media Group, Inc.

Dated: May 23, 2012	By:	/s/ John C. Textor
John C. Textor
Chief Executive Officer and
Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 21, 2012, issued by the Company